Exhibit 99.1

Albany Molecular Research, Inc. Announces Fourth Quarter 2003 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--Feb. 10, 2004--Albany Molecular Research, Inc. (Nasdaq:AMRI) today reported financial results for the quarter and year ending December 31, 2003.

    Fourth Quarter 2003 Results

    Total revenue for the fourth quarter of 2003 increased by $20.5 million, or 65.1%, to $52.0 million, compared to the fourth quarter of 2002. Total contract revenue for the fourth quarter of 2003 increased by 114.1% to $39.0 million, compared to total contract revenue of $18.2 million during the fourth quarter of 2002.
    AMRI's financial results for the fourth quarter of 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem Corporation. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Contract revenue for AMRI, not including its Organichem division, for the fourth quarter of 2003 was $18.0 million, a decrease of 1.3% from $18.2 million during the fourth quarter of 2002, but an increase of 15.0%, or $2.4 million, from the third quarter of 2003. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 33.6% in the fourth quarter of 2003, compared to 42.1% in the fourth quarter of 2002, and 34.6% in the third quarter of 2003.
    Contract revenue at AMRI's Organichem division in the fourth quarter of 2003 was $21.0 million, a decrease of 9.7% compared to contract revenue of $23.3 million during the fourth quarter of 2002, but an increase of $3.7 million, or 21.3%, from the third quarter of 2003. Gross profit margin for Organichem in the fourth quarter of 2003 was 40.1%, compared to 23.8% in the fourth quarter of 2002, and 32.1% in the third quarter of 2003.
    Recurring royalties for the fourth quarter of 2003 were $13.0 million, a 2.2% decrease from recurring royalties of $13.3 million in the fourth quarter of 2002. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Net income in the fourth quarter of 2003 decreased by $0.5 million, or 4.9%, to $10.5 million, or $0.33 per share on a diluted basis, as compared to net income in the fourth quarter of 2002 of $11.0 million, or $0.33 per share on a diluted basis.
    AMRI Chairman, Chief Executive Officer and President Thomas E. D'Ambra, Ph.D. said, "AMRI finished 2003 in strong fashion, after a soft and challenging first part of the year. Demand for contract services reflected an improving climate for our customers, an overall strengthening of drug discovery and development initiatives, and an end of the year customer budget surplus, leading to greater than anticipated demand. We continue to remain optimistic that 2004 will bring a return to growth. At the same time, it is clear that our customers are under continued pressure to control costs. The amount of foreign competition and their substantially reduced business costs means that AMRI finds itself in an increasingly competitive environment for many of our services. We recognize the need to be creative and continue to innovate, and are evaluating several initiatives for 2004. At the same time, AMRI's technology investments and strategy of seeking higher value-added capabilities has positioned the company well for the future. As we look forward and confront the challenges of the future, it should be noted that AMRI has come through a difficult period in good shape, with a strong balance sheet, and in a position to capitalize on the opportunities before us."

    Year-to-Date

    Total revenue for the twelve-month period ending December 31, 2003 increased to $196.3 million, an increase of $73.5 million, or 59.9%, compared to total revenue of $122.8 million during the same period in 2002. Total contract revenue for the full year 2003 increased 101.8% to $144.7 million, compared to contract revenue of $71.7 million for the comparable period in 2002.
    AMRI's financial results for the full year 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Contract revenue for AMRI, excluding its Organichem division, for the twelve-month period ending December 31, 2003 was $65.6 million, a decrease of 8.5% compared to contract revenue of $71.7 million during the same period in 2002. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 34.5% in the twelve-month period ended December 31, 2003, compared to 42.4% for the comparable period in 2002.
    Contract revenue at AMRI's Organichem division for the twelve-month period ending December 31, 2003 was $79.1 million, a decrease of 8.3% compared to contract revenue of $86.2 million during the same period in 2002. Gross profit margin for Organichem for the twelve-month period ending December 31, 2003 was 25.6%, compared to 24.0% for the comparable period in 2002. In 2003, Organichem's gross profit margin was negatively impacted by $1.0 million in purchase accounting expenses related to an increase in the value of inventories acquired in the Organichem purchase.
    Recurring royalty revenue for the full year 2003 increased by 1.1% to $51.7 million, compared to recurring royalty revenue of $51.1 million during 2002.
    Net income for the twelve-month period ending December 31, 2003 was $31.2 million, or $0.96 per share on a diluted basis, representing a 23.1% decrease compared to net income during 2002. Net income for the comparable period in 2002 was $40.6 million, or $1.22 per share on a diluted basis. Included in net income for the full year 2003 is a $0.02 negative impact of the $1.0 million pretax purchase accounting expense related to the company's acquisition of Organichem, and an additional $0.03 negative impact of a $1.4 million pretax charge related to the termination of the company's lease in Iowa.
    The total number of employees at AMRI (including Organichem) at the end of the fourth quarter of 2003 was 839. At December 31, 2003, AMRI had cash, cash equivalents and investments of $124.6 million, compared to $129.0 million at September 30, 2003. The net decrease of $4.4 million in cash, cash equivalents and investments in the fourth quarter of 2003 was due primarily to cash generated from operations of $13.2 million, offset by the repurchase of AMRI stock at a cost of $2.2 million, $8.5 million in purchases of property plant and equipment and $6.2 million in debt repayments. Total debt at December 31, 2003 was $57.6 million, compared to $63.8 million at September 30, 2003. Total common shares outstanding at December 31, 2003 were 31,617,349.

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek updated previous financial guidance for both the first quarter of 2004 and for the full year 2004. Mr. Waldek said, "On February 5, 2004, Aventis provided their 2004 sales forecast guidance for Allegra which was generally consistent with the projection incorporated into our previous financial guidance. Aventis projected a mid single-digit decline in worldwide Allegra sales, consisting of a high single-digit decline in the U.S. offset by growth in the international market. Based upon the 2004 Allegra sales forecast provided by Aventis, we have incorporated slightly more tolerance in our financial guidance to include up to a 10% decline in royalties from Allegra."
    Mr. Waldek continued, "As we described in previous earnings statements and SEC filings, we have been under a deadline in our 2002 agreement with Bristol-Myers Squibb whereby BMS transferred intellectual property to AMRI, providing AMRI with ownership of one of BMS's pre-clinical drug candidates, along with patent applications covering attention deficit hyperactivity disorder (ADHD) and central nervous system indications. In connection with the agreement, by March 31, 2004, AMRI must issue additional warrants to BMS or return the technology and all improvements made to date. It has been our desire to seek a licensing deal in which upfront licensing payments would offset all or a portion of the expense related to issuing the warrants. Given the upcoming deadline with the BMS agreement, AMRI anticipates issuing warrants in the first quarter of 2004 to BMS to purchase approximately 525,000 shares of AMRI common stock and to record an expense of approximately $3.0 million related to the issuance of the warrants. AMRI initially issued 53,053 warrants for the purchase of AMRI common stock to BMS in early 2002 as part of the signing of the agreement. The exercise prices of the initial 53,053 warrants range from $40 to $45 per share. The exercise prices of the remaining 525,000 warrants will range from $15 to $20 per share above AMRI's stock price at the time the warrants are issued. This second warrant issue will satisfy all equity-related obligations to BMS under our agreement."
    Mr. Waldek continued, "Including the estimated warrant issuance expense of $3.0 million, or $.06 per share, we are projecting full year 2004 diluted earnings per share to range from $0.87 to $0.95 per share. We project corporate contract revenue for the full year 2004 to range from $143.0 to $148.0 million, representing level to low single-digit growth compared to corporate contract revenue of $144.0 million in 2003."
    Mr. Waldek continued, "Diluted earnings per share for AMRI for the first quarter of 2004, including the $3.0 million, or $0.06 per share, expense related to the issuance of the warrants to BMS, is projected to range from $0.10 to $0.11 per share. We project corporate contract revenue for the first quarter of 2004 to range from $34.0 to $35.5 million, compared to $33.8 million in the first quarter of 2003. As discussed, royalties from sales of Allegra in the first quarter of 2004 are assumed to decline by as much as 10%."

    Recent Highlights

    During the fourth quarter, Arthur J. Roth was elected to the company's board of directors. He brings over 35 years of cumulative experience in business and government, along with a strong background in public accounting and financial management. Roth, a certified public accountant, was formerly commissioner of the New York State Department of Taxation and Finance and a senior consulting director with Coopers and Lybrand. He was also founder and managing director of Roth Nobis & Company, an accounting firm serving the manufacturing and service industries.
    In addition, early in 2004, AMRI reached a new three-year contract with the International Chemical Workers Union local 61-C (ICWU), which represents 105 employees, including chemical operators and maintenance technicians, at AMRI's Organichem subsidiary in Rensselaer, New York. The new contract runs through January 10, 2007.

    Full-Year 2003 Highlights

    During 2003, AMRI made a number of noteworthy announcements, including the following:

    -- The acquisition of Organichem Corporation, a full service, cGMP custom manufacturer specializing in process development and commercial scale synthesis, as well as high potency, low temperature and controlled substance manufacturing.

    -- A 3 1/2 year natural products drug discovery research collaboration with Eli Lilly and Company. AMRI took ownership of Eli Lilly's broad natural products collection, advanced technology natural product library, and related databases. In addition, AMRI is building an expanded biological screening group at its Bothell Research Center and will screen samples from the Lilly collection, as well as its own natural product libraries.

    -- The receipt of two milestone payments totaling $170,000 from different customers for contributions to projects by AMRI scientists. The payments recognize work done by scientists on AMRI's computer-aided drug design team based at the company's Bothell Research Center, as well as scientists in AMRI's Albany, New York-area chemical development department.

    -- The repurchase of 959,032 shares of AMRI common stock in 2003 at a total cost of $13.5 million, completing the $15 million share repurchase program authorized by the board of directors in 2002.

    In addition, AMRI was again recognized by two respected national business publications. The company was named to Fortune magazine's list of the 100 Fastest-Growing Companies in America, marking the second consecutive year that AMRI has appeared on the list. AMRI also ranked 67th on the Forbes list of the 200 Best Small Companies, marking the fourth consecutive year that AMRI has made that list.

    Fourth Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on February 10, 2004 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-273-9887 (for domestic calls) or 612-332-0820 (for international calls) at 9:45 a.m. and reference the AMRI Fourth Quarter 2003 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 3:15 p.m. on February 10, 2004. To access the replay by telephone, please call 800-475-6701 (for domestic calls) or 320-365-3844 (for international calls) and use access code #717379. In addition, replays of the call will be available for twelve months on the company's website at www.albmolecular.com/investor/.

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the first quarter of 2004 and for the full year 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2004, the expected level of 2004 contract revenues for AMRI and Organichem, expected future sales of Allegra, and the acquisition and expected performance of Organichem Corporation, including the expected reduction of operating costs relating to the integration of operations. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's acquisition of Organichem, the company's ability to enforce its intellectual property and technology, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.



                    Albany Molecular Research, Inc.
                   Consolidated Statements of Income
                              (unaudited)

(Dollars in thousands, except per share data)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------


Contract revenue       $39,046      $18,237     $144,667      $71,688
Recurring royalties     12,982       13,278       51,682       51,139
                   ------------ ------------ ------------ ------------
   Total revenue        52,028       31,515      196,349      122,827

Cost of contract
 revenue                24,559       10,567      101,754       41,313
Technology
 incentive award         1,300        1,327        5,183        5,107
Research and development 5,866        1,488       22,465        7,096
Selling, general
 and administrative      4,840        3,220       20,318       12,897
                   ------------ ------------ ------------ ------------
   Total costs and
    expenses            36,565       16,602      149,720       66,413
                   ------------ ------------ ------------ ------------

Income from
 operations             15,463       14,913       46,629       56,414

Equity in (loss)
 income of
 unconsolidated
 affiliates               (161)       1,266         (372)       2,795
Other income, net          485          809        1,645        4,028
                   ------------ ------------ ------------ ------------

Income before income
 tax expense            15,787       16,988       47,902       63,237

Income tax expense       5,313        5,976       16,714       22,686
                   ------------ ------------ ------------ ------------

Net income             $10,474      $11,012      $31,188      $40,551
                   ============ ============ ============ ============

Basic earnings
  per share              $0.33        $0.34        $0.98        $1.24
                   ============ ============ ============ ============

Diluted earnings
  per share              $0.33        $0.33        $0.96        $1.22
                   ============ ============ ============ ============




                   Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data
                             (Unaudited)
In thousands
                                             December 31, December 31,
                                                 2003         2002

    Cash, cash equivalents and investments      $124,628     $129,537
    Accounts receivable, net                      18,261       13,572
    Inventory                                     34,292       13,402
    Royalty receivable                            12,970       13,251
    Total current assets                         195,524      173,093
       Net property, plant and equipment         146,613       72,518
    Goodwill and Intangible Assets                46,920       21,985
    Total assets                                 392,606      302,736

    Current liabilities                           19,403        9,960
    Long term debt                                53,129        5,281
    Stockholders' equity                         302,284      282,367
    Total liabilities and stockholders'
     equity                                     $392,606     $302,736

    CONTACT: Albany Molecular Research, Inc., Albany
             David Albert, 518-464-0279